Exhibit 10.44

2005 Annual Incentive Bonus Award Program

The annual incentive bonus plan provides that management employees of the Company, including executive officers, may receive cash incentive awards based on the financial performance of the Company and the individual performance of each participant in the program. The Compensation Policy Committee determines these objectives at the beginning of each year.

The Company performance measures adopted by the Committee for 2005 are based on actual financial performance as determined by:

•	the performance of the Company during 2005 in achieving its financial goal with respect to the Company’s funds from operations per diluted share (FFO), as adjusted to exclude costs incurred in connection with the repayment of debt and preferred stock; and

•	the performance of the Company during 2005 in achieving its financial goal with respect to the Company’s funds from operations per diluted share growth, as similarly adjusted, measured in comparison to other REITs in the NAREIT lodging index.

In addition, management recommended and the Committee reviewed and approved specific individual business objectives for each of the named executive officers.

Each of the financial performance objectives and the individual business objectives are set with three separate levels — a threshold level, a target level and a high level. Executives will be eligible for annual bonuses based on performance at these levels in an aggregate amount as determined by a percentage of his base salary. For Mr. Nassetta the bonus parameters are 50% of base salary for performance at the threshold level, 100% of base salary for performance at the target level and 150% of base salary for performance at the high level. For all other named executive officers, the bonus parameters are 37.5% of base salary for performance at the threshold level, 75% of base salary for performance at the target level and 120% of base salary for performance at the high level. Once the performance level is established for each objective, the amount of the executive’s bonus is dependent on the relative weighting of the criteria as set by the Committee. For 2005, the criteria for the named executive officers are weighted (i) 80% on the Company’s annual financial performance, of which 70% is based on the Company’s success in meeting its financial objective of FFO per diluted share, as adjusted, and 30% on the Company’s success in meeting the financial objective for relative FFO per diluted share, as adjusted, for the year, and (ii) 20% on the executive’s attainment of his individual business objectives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 24, 2005	HOST MARRIOTT CORPORATION

	By:	/s/ LARRY K. HARVEY
Larry K. Harvey
Senior Vice President and Corporate Controller